FREE WRITING PROSPECTUS

                                 FILED PURSUANT TO RULE 433

                                 FILE NUMBER: 333-130684-21

                                                                  MORGAN STANLEY

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IMPORTANT INFORMATION AND IRS CIRCULAR 230 NOTICE


This material has been prepared for information purposes to support the promotion or marketing of the transaction or matters addressed herein. This is not a research report and was not prepared by the Morgan Stanley research department. It was prepared by Morgan Stanley sales, trading, banking or other non-research personnel. This material was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax laws. Each taxpayer should seek advice based on the taxpayer s particular circumstances from an independent tax advisor. Past performance is not necessarily a guide to future performance. Please see additional important information and qualifications at the end of this material.




STATEMENT REGARDING THIS FREE WRITING PROSPECTUS


The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.




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                                                                                                                     MORGAN STANLEY
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12/07/2006  16:06:00 CARVE Version 80.0      /u/alexwong/deal/iq12/061206/iq12.red.061206.carve
MSCI        MSCI      Series 2006-IQ12 (S&P/Fitch)             Class A-NM
===================================================================================================================================
Class             A-NM            Settlement Date     12/21/2006  Coupon          5.30400              Cusip             N/A
Original Balance  225,000,000.00  Dated Date          12/01/2006  Delay           14                   Yield Table Date  12/07/2006
Current Balance   225,000,000.00  First Payment Date  01/15/2007  Lead Manager    Morgan Stanley & Co. Yield Frequency   SemiAnnual

Credit Rating     AAA/AAA         Next Payment Date   01/15/2007  Orig Deal Size  2,730,307,529.00     Yield Day Count   30/360
Market Desc       N/A             Payment Freq        Monthly     Num of Tranches 33
Factor            1.00000000      Interest Freq       Monthly     Deal Age        0


Prepay                             CPR 0    (!YM) CPR 5    (!YM) CPR 10    (!YM) CPR 50    (!YM) CPR 100
Default

Advances
Recv Mnth
Recv Distr
Losses
Ball Ext
---------------------------- ------------ -------------- --------------- --------------- ---------------
Price / Yield
---------------------------- ------------ -------------- --------------- --------------- ---------------
                   99.92106       5.3324         5.3318          5.3312          5.3257           5.3131
                   99.98356       5.3175         5.3166          5.3156          5.3074           5.2887
                  100.04606       5.3025         5.3013          5.3001          5.2892           5.2643
                  100.10856       5.2876         5.2861          5.2846          5.2710           5.2399
                  100.17106       5.2727         5.2709          5.2690          5.2528           5.2155
                  100.23356       5.2577         5.2557          5.2535          5.2346           5.1912
                  100.29606       5.2428         5.2405          5.2380          5.2164           5.1668
                  100.35856       5.2280         5.2253          5.2225          5.1983           5.1425
                  100.42106       5.2131         5.2101          5.2071          5.1801           5.1182
                  100.48356       5.1982         5.1949          5.1916          5.1620           5.0940
                  100.54606       5.1834         5.1798          5.1761          5.1439           5.0697
                  100.60856       5.1685         5.1646          5.1607          5.1257           5.0455
                  100.67106       5.1537         5.1495          5.1453          5.1077           5.0213
                  100.73356       5.1389         5.1344          5.1299          5.0896           4.9971
                  100.79606       5.1240         5.1193          5.1144          5.0715           4.9729
                  100.85856       5.1092         5.1042          5.0991          5.0535           4.9487
                  100.92106       5.0944         5.0891          5.0837          5.0354           4.9246
                  100.98356       5.0797         5.0740          5.0683          5.0174           4.9004
                  101.04606       5.0649         5.0590          5.0529          4.9994           4.8763
                  101.10856       5.0501         5.0439          5.0376          4.9814           4.8523
                  101.17106       5.0354         5.0289          5.0223          4.9634           4.8282
---------------------------- ------------ -------------- --------------- --------------- ---------------
Average Life                        4.84           4.74            4.64            3.89             2.82
Mod Duration @ 100.54606            4.17           4.09            4.01            3.42             2.56
First Prin                    10/15/2011     10/15/2009      10/15/2009      10/15/2009       10/15/2009
Last Prin                     11/15/2011     11/15/2011      11/15/2011      11/15/2011       10/15/2009
Payment Window                         2             26              26              26                1
USD Swap Spread @ 100.54606           35             35              35              32               22


Prepay                                                                       CPR 0       CPR 0
Default                       CDR 0    24    CDR 0   24    CDR 0    24
                                  1              2             3
Advances                        YES            YES           YES
Recv Mnth                        12             12            12
Recv Distr                    100 1          100 1         100 1
Losses                         0.35           0.35          0.35
Ball Ext                                                                 50% 12 mos      12 mos
---------------------------- ------------- ------------- -------------- -------------- --------------
Price / Yield
---------------------------- ------------- ------------- -------------- -------------- --------------
                   99.92106        5.3324        5.3323         5.3323         5.3356        5.3370
                   99.98356        5.3174        5.3173         5.3173         5.3223        5.3243
                  100.04606        5.3024        5.3023         5.3023         5.3089        5.3116
                  100.10856        5.2875        5.2874         5.2873         5.2955        5.2989
                  100.17106        5.2725        5.2724         5.2723         5.2822        5.2862
                  100.23356        5.2576        5.2574         5.2573         5.2688        5.2735
                  100.29606        5.2427        5.2425         5.2423         5.2555        5.2608
                  100.35856        5.2278        5.2276         5.2274         5.2422        5.2482
                  100.42106        5.2129        5.2126         5.2124         5.2289        5.2355
                  100.48356        5.1980        5.1977         5.1975         5.2156        5.2229
                  100.54606        5.1831        5.1828         5.1826         5.2023        5.2103
                  100.60856        5.1682        5.1680         5.1677         5.1890        5.1977
                  100.67106        5.1534        5.1531         5.1528         5.1757        5.1850
                  100.73356        5.1385        5.1382         5.1379         5.1625        5.1724
                  100.79606        5.1237        5.1234         5.1230         5.1492        5.1598
                  100.85856        5.1089        5.1085         5.1082         5.1360        5.1473
                  100.92106        5.0941        5.0937         5.0933         5.1227        5.1347
                  100.98356        5.0793        5.0789         5.0785         5.1095        5.1221
                  101.04606        5.0645        5.0641         5.0636         5.0963        5.1096
                  101.10856        5.0497        5.0493         5.0488         5.0831        5.0970
                  101.17106        5.0349        5.0345         5.0340         5.0699        5.0845
---------------------------- ------------- ------------- -------------- -------------- --------------
Average Life                         4.84          4.83           4.82           5.51          5.84
Mod Duration @ 100.54606             4.17          4.16           4.16           4.67          4.91
First Prin                     10/15/2011    10/15/2011     10/15/2011     10/15/2011    10/15/2012
Last Prin                      11/15/2011    11/15/2011     11/15/2011     06/15/2013    06/15/2013
Payment Window                          2             2              2             21             9
USD Swap Spread @ 100.54606            35            35             35             36            36


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